EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement Number 333-73306 on Form S-8 dated November 14, 2001, the Registration Statement Number 333-100841 on Form S-8 dated October 30, 2002, the Registration Statement Number 333-129160 on Form S-8 dated October 20, 2005 and the Registration Statement Number 333-141620 on Form S-8 dated March 28, 2007 of our reports with respect to the consolidated financial statements and schedule of Mentor Corporation, Mentor Corporation management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Mentor Corporation, included in this Annual Report (Form 10-K) for the year ended March 31, 2007.

/s/ERNST & YOUNG LLP
Los Angeles, California
May 23, 2007